Exhibit 99

Tuesday, November 27, 2001

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Announces Fourth Quarter Dividend

Lakeville, Connecticut, November 27, 2001/PRNewswire/- During the year 2000, Salisbury Bancorp, Inc. declared a cash dividend each quarter of $.13 per share and a year end special cash dividend of $.25 per share. Accordingly, total dividends for the year amounted to $.77 per share. Recognizing the fact that the special dividend paid by the Company is a reflection of earnings each quarter, the Board decided to increase the Company's regular quarterly dividends in lieu of the declaration of a special dividend. At their November 26, 2001 meeting, the Directors of Salisbury Bancorp, Inc. declared a fourth quarter cash dividend of $.21 per share. The fourth quarter dividend of $.21 per share will be paid on January 31, 2002 to shareholders of record as of December 31, 2001.

The Company declared cash dividends of $.77 per share for the year 2000. Dividends declared for 2001 total $.84 per share which represents an increase of 9.09% when comparing the two years.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank operating full service banking offices in Canaan, Lakeville, Salisbury and Sharon, Connecticut. It has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years.